SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549


                                 FORM 8-K

                              CURRENT REPORT

                  Pursuant to Section 13 or 15(d) of the

                      Securities Exchange Act of 1934

   Date of Report (Date of earliest event reported):  December 22, 1998


                          McMoRan Exploration Co.


            Delaware               001-07791        72-1424200
       (State or other           (Commission       (IRS Employer
       jurisdiction of           File Number)      Identification
       incorporation or                                Number)
       organization)

                            1615 Poydras Street
                       New Orleans, Louisiana  70112
                   (Address of principal executive offices)

    Registrant's telephone number, including area code:  (504) 582-4000


          Item 5.   Other Events.
               ------------------
          The following news release was made by McMoRan Exploration Co. on December 22, 1998:


          NEW ORLEANS, LA, December 22, 1998 - McMoRan Exploration Co. (NYSE:MMR), the parent of Freeport-McMoRan Sulphur LLC (FM Sulphur), announced today that the International Trade Commission
           (ITC) has determined that revoking the antidumping finding covering imports of elemental sulphur from Canada would not be likely to lead to material injury to the domestic sulphur industry. As a result, the Department of Commerce (DOC) will soon revoke the antidumping finding. However, the revocation will not take effect until January 1, 2000. The finding will continue to apply to imports subject to the finding entering the United States prior to that date.

             Robert M. Wohleber, President and Chief Operating Officer of FM Sulphur, said, "We are disappointed that the ITC did not recognize the importance to the domestic sulphur industry of maintaining the antidumping finding. However, because of the delayed effective date for revocation of the finding, the revocation should have no immediate impact on our business. Over the longer term, FM Sulphur will take the steps necessary to protect itself against unfairly traded imports, using the measures provided by law. While the ITC vote will lead to termination of the relief granted in 1973, FM Sulphur and other U.S. producers have the right to petition the DOC and the ITC for a new antidumping order, if the circumstances confronting the domestic industry warrant that action." MMR is an independent public company engaged in the exploration, development and production of oil and gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area; and the mining, purchasing, transporting, terminaling and marketing of sulphur.



                                      SIGNATURE
                                 ------------------

               Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                        McMoRan Exploration Co.


                                        By:   /s/ C. Donald Whitmire
                                             --------------------------------
                                                 C. Donald Whitmire
                                              Vice President & Controller -
                                                  Financial Reporting
                                                (authorized signatory)

          Date:  January 4, 1999